CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.850% Secured Medium-Term Notes, Series M, due May 1, 2049	$375,000,000	$45,450

(1)      The filing fee of $45,450 is calculated in accordance with Rule 457(r) under the Securities Act of 1933 and relates to the Registration Statement on Form S-3 (No. 333-221639) filed by Public Service Electric and Gas Company on November 17, 2017.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-221639

Pricing Supplement to Prospectus Supplement Dated May 2, 2018
and Prospectus Dated November 17, 2017

Pricing Supplement dated May 6, 2019
(To Prospectus Supplement dated May 2, 2018
and Prospectus dated November 17, 2017)

3.850% Secured Medium-Term Notes, Series M, due May 1, 2049

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

CUSIP: 74456QBZ8

Trade Date: May 6, 2019

Original Issue Date/Settlement Date: May 8, 2019

Principal Amount: $375,000,000

Price to Public: 99.983% of Principal Amount, plus accrued interest from May 8, 2019 if settlement occurs after that date

Purchase Price: 99.233% of Principal Amount

Net Proceeds to Company: $372,123,750

Interest Rate: 3.850% per annum

Initial Interest Accrual Date: May 8, 2019

Interest Payment Dates: May 1 and November 1, commencing November 1, 2019

Regular Record Dates: April 15 and October 15

Maturity Date: May 1, 2049

These Notes are DTC Eligible and will be issued in book-entry form.

Mode of Distribution: [X] Underwritten [ ] Agented

[ ] Barclays Capital Inc.
[X] BNP Paribas Securities Corp. ($39,375,000)
[X] BNY Mellon Capital Markets, LLC ($18,750,000)
[X] CastleOak Securities, L.P. ($15,000,000)
[ ] CIBC World Markets Corp.
[X] Citigroup Global Markets Inc. ($52,500,000)
[X] Credit Suisse Securities (USA) LLC ($52,500,000)
[ ] Goldman Sachs & Co. LLC
[ ] J.P. Morgan Securities LLC
[ ] Merrill Lynch, Pierce, Fenner & Smith
Incorporated
[X] Mizuho Securities USA LLC ($52,500,000)
[ ] Morgan Stanley & Co. LLC
[ ] MUFG Securities Americas Inc.
[X] PNC Capital Markets LLC ($18,750,000)
[X] RBC Capital Markets, LLC ($39,375,000)
[X] Scotia Capital (USA) Inc. ($18,750,000)
[X] Siebert Cisneros Shank & Co., L.L.C. ($15,000,000)
[X] TD Securities (USA) LLC ($52,500,000)
[ ] Wells Fargo Securities, LLC

Redemption Provisions:

The Secured Medium-Term Notes, Series M offered hereby (the “Secured Medium-Term Notes”) will be subject to redemption as described in the prospectus and prospectus supplement.

Additionally, the Secured Medium-Term Notes will be subject to redemption at any time prior to November 1, 2048 (the date that is six months prior to the Maturity Date) (the “Make Whole Redemption Period”) on not less than 30 days’ prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to the greater of (i) 100% of the principal amount of the Secured Medium-Term Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due if such Secured Medium-Term Notes matured on November 1, 2048 (exclusive of accrued interest to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points (0.150%), plus, in either case, accrued interest thereon to the date of redemption.

At any time on or after November 1, 2048 (the date that is six months prior to the Maturity Date), the Secured Medium-Term Notes will be subject to redemption on not less than 30 days’ prior written notice to holders, either as a whole or in part, at the option of PSE&G, at a redemption price equal to 100% of the principal amount of the Secured Medium-Term Notes to be redeemed, plus accrued interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date during the Make Whole Redemption Period, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Secured Medium-Term Notes to be redeemed (assuming that the Secured Medium-Term Notes matured on November 1, 2048) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such remaining term of the Secured Medium-Term Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date during the Make Whole Redemption Period, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations, or (ii) if the Trustee is unable to obtain five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by PSE&G and acceptable to the Trustee.

“Reference Treasury Dealer” means a primary U.S. Government Securities Dealer in the United States (a “Primary Treasury Dealer”) selected by PSE&G and acceptable to the Trustee.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date during the Make Whole Redemption Period, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Use of Proceeds:

We expect to use a portion of the net proceeds from the sale of the Secured Medium-Term Notes and the concurrent offering of $375 million aggregate principal amount of 3.200% Secured Medium-Term Notes, Series M, due May 15, 2029, to repay our indebtedness outstanding under our commercial paper program. As of May 1, 2019, we had approximately $350 million of indebtedness outstanding under our commercial paper program at an average interest rate of 2.73% per annum and with an average maturity of 17 days.

The remaining net proceeds from this offering and the concurrent offering will be used for general corporate purposes.

No PRIIPs KID:

No PRIIPs key information document (KID) has been prepared as not available to retail in the EEA.

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